Exhibit 10.16

November 20, 2007 Amendment to November 1, 2005 Offer Letter between Callidus Software and Leslie Stretch

Effective December 1, 2007, as authorized by the Board of Directors on November 19, 2007, you will be promoted to the position of President and Chief Executive Officer of Callidus Software Inc., and your offer letter dated November 1, 2005  (“Offer Letter”) is hereby amended effective on your assumption of such position to reflect your new position, as well as the following new compensation and terms:

Starting December 1, 2007, your annualized base salary will be raised to $350,000.  Your annual target bonus opportunity will be 100% of your base salary.

For the second half of fiscal 2007, 5/6 of the bonus shall be based on prior compensation and plan, and 1/6 of bonus shall be based on new CEO compensation and plan.

On November 30, 2007, you will be granted 400,000 non-qualified stock options, with vesting over four years and an exercise price equal to the fair market value of our common stock on the grant date.

Your severance amount upon an involuntary termination without cause, subject to you signing a full release, is also hereby modified to be the following severance in lieu of the amounts set forth in the Offer Letter:

(i)	One year of your base salary and target bonus, which shall be paid no later than March 15 of the year following the year of your termination.

(ii)
If you elect to continue your medical coverage under COBRA, the Company shall pay for such coverage, at the same cost to you as before the termination of employment, until the end of the 12-month period after the date of termination of employment.

Sincerely,

CALLIDUS SOFTWARE INC.

/s/ V. Holly Albert
By: V. Holly Albert, Senior Vice President and General Counsel

Accepted:

Leslie J. Stretch
Leslie J. Stretch

Date: November 20, 2007